Exhibit 99.1


              Hexcel Reports 2004 First Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--April 21, 2004--Hexcel
Corporation (NYSE/PCX:HXL):

    Highlights:

    -- Net sales up 15% to $262.8 million (up 10% to $252.0 in constant currency) compared to the first quarter of 2003.

    -- Operating income up 38% to $23.7 million compared to the first quarter of 2003.

    -- Net income of $8.1 million for the quarter, up $11.3 million from last year.

                                                          Unaudited
                                                        --------------
                                                        Quarter Ended,
                                                          March 31,
(In millions, except per share data)                     2004    2003
----------------------------------------------------------------------

Net sales                                               $262.8 $228.6
Gross margin %                                            20.8%  20.1%
Operating income                                         $23.7  $17.2
Operating income %                                         9.0%   7.5%
Other expense                                             $0.1   $4.0
Provision for income taxes (a)                            $3.4   $2.3
Equity in earnings (losses) of affiliated companies       $0.3  $(0.4)
Net income (loss)                                         $8.1  $(3.2)
Deemed preferred dividends and accretion                 $(3.1) $(0.5)
Net income (loss) available to common shareholders        $5.0  $(3.7)
Diluted net income (loss) per common share               $0.09 $(0.10)
----------------------------------------------------------------------
(a) The Company's tax provision primarily reflects taxes on foreign income. The Company will continue to adjust its tax provision rate through the establishment, or release, of a non-cash valuation allowance attributable to currently generated U.S. and Belgian net operating income (losses) until such time as the U.S. and Belgian operations, respectively, generate income in future years to utilize the net operating losses in full.
*T
    Constant Currency

    To assist in the interpretation of the Company's net sales trend, the value of total net sales and sales by market for the first quarter of 2004, as disclosed in this news release, has been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2003. Such estimated net sales are titled "constant currency" in this news release. Actual sales by market segment are provided in Table A attached.

    Hexcel Corporation (NYSE/PCX: HXL) today reported results for the first quarter of 2004. Net sales for the first quarter of 2004 were $262.8 million as compared to $228.6 million for the first quarter of 2003. In constant currency, revenues for the first quarter of 2004 were $23.4 million, or 10.2%, higher than the first quarter of 2003.
    Operating income for the first quarter of 2004 was $23.7 million compared to $17.2 million for the same quarter last year. Depreciation expense for the quarter at $13.3 million was $0.8 million higher than the first quarter of 2003 expense of $12.5 million, while business consolidation and restructuring expenses for the quarter were $0.5 million compared to $0.7 million in the first quarter of 2003.
    Net income for the quarter was $8.1 million compared to a net loss of $3.2 million for the same quarter of 2003. After reflecting deemed preferred dividends and accretion, net income available to common shareholders for the quarter was $5.0 million, or $0.09 per diluted common share, compared to a net loss of $3.7 million, or $0.10 per diluted common share, for the first quarter of 2003.

    Chief Executive Officer Comments

    Commenting on Hexcel's first quarter results, Mr. David E. Berges, Chairman, Chief Executive Officer and President, said, "Thanks to the leverage provided by revenue growth in almost every part of our business, we were able this quarter to capitalize on the hard work and tough decisions of the last two and a half years. In addition to top line growth, fixed cost control, productivity efforts, debt reduction and joint venture progress all contributed to very positive quarter for Hexcel."
    Mr. Berges continued, "Our sales to Industrial and Space & Defense markets continue to grow, combined they're up almost 20% in constant currency from the same quarter last year. This strength is broad based
- ballistics, helicopter programs, wind energy, and recreation applications led the way. While we are disappointed with the cancellation of the RAH-66 Comanche helicopter program, it represented less than $4 million of our revenues for the quarter. Almost as gratifying, we are finally seeing some modest improvement in our Commercial Aerospace and Electronics markets from their low levels of the past few years. While the electronics market is still in a recovery phase, it is becoming clear that Hexcel's decision to concentrate on higher performance electronic products will ultimately be the right one for both ourselves and our customers."

    Revenue Trends

    As in recent quarters, the year-over-year exchange rate shift had a significant impact on top line sales. For a better understanding of the real underlying trends, constant currency analysis by market are provided as follows:
    At last year's rates, Commercial Aerospace revenues would have been $107.4 million for the first quarter of 2004, an increase of $1.5 million over the revenues in the same quarter of 2003. While the downturn in the commercial aerospace market appears to have leveled off, revenues to this market from our Structures business declined by $3.1 million, or 17.0%, compared to the first quarter of 2003. This decline reflects the continued transition of work to the Structures' Asian joint ventures.
    Adjusted for currency, Industrial revenues for the quarter would have been $79.9 million, an increase of $13.1 million, or 19.6%, compared to revenues of $66.8 million in the first quarter of 2003. Sales of reinforcement fabrics used in soft body armor and sales of composites for recreational equipment applications each showed year-on-year growth exceeding 25%. The continued strong demand for ballistics reinforcement fabrics used in military applications began in March 2003 and is expected to continue throughout this year, showing modest growth over 2003 in the coming quarters.
    Space & Defense revenues in constant currency of $49.5 million were up $8.2 million, or 19.9%, from the first quarter of 2003, reflecting higher military aircraft production. During the first quarter of 2004, the Company saw revenue growth from many programs, including the F-22 Raptor and many U.S. and European helicopter and blade replacement programs. A "stop work" notice was received after the cancellation of the Comanche program. Sales for this program were $3.8 million and $1.4 million in the first quarters of 2004 and 2003, respectively, and $14.1 million for the full year of 2003.
    Electronics revenues for the quarter in constant currency would have been $15.2 million compared to the 2003 first quarter revenues of $14.6 million. The Company's electronics product mix continued to shift towards higher-end applications, which is consistent with the overall market movement of lower margin commodity type products to Asia. The Company's focus on advanced technology materials and specialty applications is expected to enhance performance in this segment despite sales continuing at lower levels than we have seen in past recovery cycles.

    Other Income / Expense

    Other expense, net was $0.1 million for the first quarter of 2004, as the Company recognized a $0.7 million loss on the early retirement of debt and a $0.6 million gain attributable to the de-mutualization of an insurance company. During the first quarter of 2004, the Company became aware of an existing asset custodial account created upon the de-mutualization of an insurance company in December 2001. Assets distributed to the custodial account resulted from the existence of certain group life insurance, disability and dental plans insured by the de-mutualized company. The assets held in the account will be used to defray a portion of future funding requirements associated with these plans. The $0.7 million loss on the early retirement of debt results from the premium paid, as well as the write-off of related unamortized deferred financing costs and original issuance discount. In the first quarter of 2003, the Company recognized a $4.0 million loss on early retirement of debt as the Company re-financed its capital structure. These items are reported as other expense, net (see Table D).

    Debt

    Total debt, net of cash, increased during the quarter by $4.6 million to $446.3 million as of March 31, 2004. The increase in net debt reflects the Company's historical trend of using cash in the first quarter as a result of annual compensation and benefit payments, coupon payments and working capital increases from year-end levels. During the quarter, the Company used some of its excess cash on hand to lower its outstanding debt by $13.1 million as it repurchased $10.0 million principal amount of its 9.75% senior secured notes, due 2009, and reduced its borrowings under the senior secured credit facility and European overdraft facilities (see Table F for the components of net debt).
    Interest expense during the quarter was $12.4 million compared to $13.7 million in the first quarter of 2003. The decline in interest expense reflects the substantial reduction in total debt during 2003 (see Table C for details of the components of interest expense).
    The non-cash deemed preferred dividends and accretion expense relating to the mandatorily redeemable convertible preferred stock was $3.1 million and $0.5 million for the first quarter 2004 and 2003, respectively. The recording of deemed preferred dividends and accretion began March 19, 2003, the date the Company completed the refinancing of its capital structure. A description of the accounting for these securities can be found in the Company's Form 8-K filed on April 7, 2003.
    Hexcel will host a conference call at 11:00 A.M. EDT, tomorrow, Thursday, April 22, 2004 to discuss the first quarter results and respond to questions. The telephone number for the conference call is
(913) 981-4913 and the confirmation code is 591794. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately seven days.
    Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

    Disclaimer on Forward Looking Statements

    This press release contains statements that are forward looking, including statements relating to market conditions (including commercial and military aircraft build rates and demand for electronics and industrial products), future sales volumes, cost reductions from its business consolidation and restructuring programs together with their associated improvements, manufacturing productivity, gross margin performance, operating income, equity in losses of affiliated companies, working capital management, interest expense and capital expenditure levels. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in the Company's filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------
                                                        Unaudited
                                               -----------------------
                                               Quarter Ended March 31,
(In millions, except per share data)                      2004   2003
----------------------------------------------------------------------
Net sales                                               $262.8 $228.6
Cost of sales                                            208.2  182.6
----------------------------------------------------------------------

 Gross margin                                             54.6   46.0

Selling, general and administrative expenses              25.5   23.8
Research and technology expenses                           4.9    4.3
Business consolidation and restructuring expenses          0.5    0.7
----------------------------------------------------------------------
  Operating income                                        23.7   17.2
Interest expense                                          12.4   13.7
Other expense, net                                         0.1    4.0
----------------------------------------------------------------------

 Income (loss) before income taxes                        11.2   (0.5)
Provision for income taxes                                 3.4    2.3
----------------------------------------------------------------------
  Income (loss) before equity in earnings (losses)         7.8   (2.8)
Equity in earnings (losses) of affiliated companies        0.3   (0.4)
----------------------------------------------------------------------
  Net income (loss)                                        8.1   (3.2)
Deemed preferred dividends and accretion                  (3.1)  (0.5)
----------------------------------------------------------------------
  Net income (loss) available to common shareholders    $  5.0 $ (3.7)
----------------------------------------------------------------------

Net income (loss) per common share (a):

 Basic                                                  $ 0.13 $(0.10)
 Diluted                                                $ 0.09 $(0.10)


Weighted average common shares (a):

 Basic                                                    38.9   38.5
 Diluted                                                  90.9   38.5
----------------------------------------------------------------------
(a) The Company's convertible subordinated debentures, due 2011, were excluded from the computations of diluted net income (loss) per common share for the quarters ended March 31, 2004 and 2003. In addition, the Company's convertible subordinated notes, due 2003, mandatorily redeemable convertible preferred stock, and all stock options were excluded from the computation of diluted net loss per common share for the quarter ended March 31, 2003, as they were anti-dilutive. Refer to Table E for further information relating to the computations of basic and diluted net income (loss) per common share.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                                                     Unaudited
                                                ----------------------
                                                March 31, December 31,
(In millions, except per share data)               2004      2003
----------------------------------------------------------------------
Assets
Current assets:
 Cash and cash equivalents                            $  24.0 $  41.7
 Accounts receivable, net                               144.8   126.2
 Inventories, net                                       130.4   120.5
 Prepaid expenses and other current assets               18.5    16.2
----------------------------------------------------------------------
 Total current assets                                   317.7   304.6

Property, plant and equipment                           683.7   688.0
Less accumulated depreciation                          (401.6) (394.1)
----------------------------------------------------------------------
 Net property, plant and equipment                      282.1   293.9

Goodwill                                                 76.4    76.9
Investments in affiliated companies                       7.7     7.4
Other assets                                             39.2    39.9
----------------------------------------------------------------------

Total assets                                          $ 723.1 $ 722.7
----------------------------------------------------------------------


Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Notes payable and current maturities of capital
  lease obligations                                   $   0.5 $   2.1
 Accounts payable                                        81.5    64.1
 Accrued liabilities                                     92.7    97.7
----------------------------------------------------------------------
 Total current liabilities                              174.7   163.9

Long-term notes payable and capital lease
 obligations                                            469.8   481.3
Other non-current liabilities                            63.6    64.9
----------------------------------------------------------------------
Total liabilities                                       708.1   710.1

Mandatorily redeemable convertible preferred stock,
 0.125 shares of series A and 0.125 shares of series
 B authorized, issued and outstanding at March 31,
 2004 and December 31, 2003                             109.1   106.0

Stockholders' equity (deficit):
Preferred stock, no par value, 20.0 shares of stock
 authorized, no shares issued or outstanding                -       -
Common stock, $0.01 par value, 200.0 shares of stock
 authorized, and 40.0 shares issued at March 31, 2004
 and December 31, 2003                                    0.4     0.4
Additional paid-in capital                              301.5   303.5
Accumulated deficit                                    (384.5) (392.6)
Accumulated other comprehensive income (loss)             2.5     8.8
----------------------------------------------------------------------
                                                        (80.1)  (79.9)
Less - Treasury stock, at cost, 1.4 shares at March
 31, 2004 and 1.3 shares at December 31, 2003           (14.0)  (13.5)
----------------------------------------------------------------------
Total stockholders' equity (deficit)                    (94.1)  (93.4)
----------------------------------------------------------------------

Total liabilities and stockholders' equity (deficit)  $ 723.1 $ 722.7
----------------------------------------------------------------------

Total debt, net of cash                               $ 446.3 $ 441.7
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
----------------------------------------------------------------------
                                                     Unaudited
                                              ------------------------
                                               Quarter Ended March 31,
(In millions)                                         2004      2003
----------------------------------------------------------------------
Cash flows from operating activities
 Net income (loss)                                    $   8.1 $  (3.2)
 Reconciliation to net cash provided by (used for)
  operating activities:
   Depreciation                                          13.3    12.5
   Amortization of debt discount and deferred
    financing costs                                       0.9     1.0
   Deferred income taxes (benefit)                       (0.2)    0.2
   Business consolidation and restructuring expenses      0.5     0.7
   Business consolidation and restructuring payments     (1.5)   (2.8)
   Equity in (earnings) losses of affiliated companies   (0.3)    0.4
   Working capital changes and other                    (18.1)  (21.4)
----------------------------------------------------------------------
 Net cash provided by (used for) operating activities     2.7   (12.6)
----------------------------------------------------------------------

Cash flows from investing activities
 Capital expenditures                                    (4.5)   (2.3)
----------------------------------------------------------------------
 Net cash used for investing activities                  (4.5)   (2.3)
----------------------------------------------------------------------

Cash flows from financing activities
 Proceeds from (repayments of) senior secured credit
  facilities, net                                        (3.4)   12.0
 Proceeds from issuance of 9.875% senior secured notes,
  net of discount                                           -   123.7
 Proceeds from (repayments of) senior credit facility,
  net                                                       -  (179.7)
 Redemption of 7% convertible subordinated notes            -   (46.9)
 Redemption of 9.75% senior subordinated notes          (10.5)      -
 Proceeds from (repayments of) capital lease
  obligations and other debt, net                        (1.8)    1.0
 Proceeds from issuance of mandatorily redeemable
  convertible preferred stock                               -   125.0
 Issuance costs related to debt and equity offerings        -   (14.1)
 Activity under stock plans                              (0.4)    0.1
----------------------------------------------------------------------
 Net cash (used for) provided by financing activities   (16.1)   21.1
----------------------------------------------------------------------
Effect of exchange rate changes on cash and cash
 equivalents                                              0.2    (1.3)
----------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents    (17.7)    4.9
Cash and cash equivalents at beginning of period         41.7     8.2
----------------------------------------------------------------------
Cash and cash equivalents at end of period            $  24.0 $  13.1
----------------------------------------------------------------------

Supplemental Data:
  Cash interest paid                                  $  17.2 $  24.5
  Cash taxes paid                                     $   3.4 $   2.8
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries                           Table A
Net Sales to Third-Party Customers by Product Group and Market Segment
----------------------------------------------------------------------
                                                   Unaudited
                                       -------------------------------
                                       Commercial             Space &
(In millions)                          Aerospace  Industrial  Defense
----------------------------------------------------------------------

First Quarter 2004 Net Sales
Reinforcements                          $  14.9    $  43.4    $    -
Composites                                 80.5       41.5      49.1
Structures                                 15.1          -       2.5
----------------------------------------------------------------------
Total                                   $ 110.5    $  84.9    $ 51.6
                                             42%        32%       20%
----------------------------------------------------------------------

Fourth Quarter 2003 Net Sales
Reinforcements                          $  12.5    $  35.2    $    -
Composites                                 64.0       37.6      42.0
Structures                                 14.5          -       3.2
----------------------------------------------------------------------
Total                                   $  91.0    $  72.8    $ 45.2
                                             41%        33%       20%
----------------------------------------------------------------------
First Quarter 2003 Net Sales
Reinforcements                          $  13.5    $  29.8    $    -
Composites                                 74.2       37.0      36.3
Structures                                 18.2          -       5.0
----------------------------------------------------------------------
Total                                   $ 105.9    $  66.8    $ 41.3
                                             47%        29%       18%
----------------------------------------------------------------------


(In millions)                                     Electronics  Total
----------------------------------------------------------------------
First Quarter 2004 Net Sales
Reinforcements                                     $  15.8    $ 74.1
Composites                                               -     171.1
Structures                                               -      17.6
----------------------------------------------------------------------
Total                                              $  15.8    $262.8
                                                         6%      100%
----------------------------------------------------------------------
Fourth Quarter 2003 Net Sales
Reinforcements                                     $  12.4    $ 60.1
Composites                                               -     143.6
Structures                                               -      17.7
----------------------------------------------------------------------
Total                                              $  12.4    $221.4
                                                         6%      100%
----------------------------------------------------------------------
First Quarter 2003 Net Sales
Reinforcements                                     $  14.6    $ 57.9
Composites                                               -     147.5
Structures                                               -      23.2
----------------------------------------------------------------------
Total                                              $  14.6    $228.6
                                                         6%      100%
----------------------------------------------------------------------



Hexcel Corporation and Subsidiaries                          Table B
Segment Data
----------------------------------------------------------------------
                                               Unaudited
                                 -------------------------------------

(In millions)                    Reinforcements  Composites Structures
----------------------------------------------------------------------

First Quarter 2004
----------------------------------------------------------------------
  Net sales to external customers       $  74.1    $ 171.1    $ 17.6
  Intersegment sales                       26.4        4.6         -
----------------------------------------------------------------------
    Total sales                           100.5      175.7      17.6

  Operating income (loss)                   7.6       22.6       0.5
  Depreciation                              4.2        8.6       0.5
  Business consolidation and
   restructuring expenses                   0.2        0.4         -
  Capital expenditures                      1.5        3.0         -
----------------------------------------------------------------------
Fourth Quarter 2003
----------------------------------------------------------------------
  Net sales to external customers       $  60.1    $ 143.6    $ 17.7
  Intersegment sales                       20.3        4.0         -
----------------------------------------------------------------------
    Total sales                            80.4      147.6      17.7

  Operating income (loss)                   4.0       13.8       0.6
  Depreciation                              5.3        8.7       0.5
  Business consolidation and
   restructuring expenses (net credits)     0.8        0.5       0.1
  Capital expenditures                      2.5        6.4       0.2
----------------------------------------------------------------------
First Quarter 2003
----------------------------------------------------------------------
  Net sales to external customers       $  57.9    $ 147.5    $ 23.2
  Intersegment sales                       23.0        5.3         -
----------------------------------------------------------------------
    Total sales                            80.9      152.8      23.2

  Operating income (loss)                   3.9       18.8       1.2
  Depreciation                              4.3        7.6       0.6
  Business consolidation and
   restructuring expenses                   0.1        0.6         -
  Capital expenditures                      1.3        1.0         -
----------------------------------------------------------------------


                                                  Corporate
(In millions)                                     & Other(a)   Total
----------------------------------------------------------------------

First Quarter 2004
----------------------------------------------------------------------
  Net sales to external customers                  $     -    $262.8
  Intersegment sales                                     -      31.0
----------------------------------------------------------------------
    Total sales                                          -     293.8

  Operating income (loss)                             (7.0)     23.7
  Depreciation                                           -      13.3
  Business consolidation and restructuring
   expenses                                           (0.1)      0.5
  Capital expenditures                                   -       4.5
----------------------------------------------------------------------
Fourth Quarter 2003
----------------------------------------------------------------------
  Net sales to external customers                  $     -    $221.4
  Intersegment sales                                     -      24.3
----------------------------------------------------------------------
    Total sales                                          -     245.7

  Operating income (loss)                             (7.7)     10.7
  Depreciation                                           -      14.5
  Business consolidation and
   restructuring expenses (net credits)                0.2       1.6
  Capital expenditures                                   -       9.1
----------------------------------------------------------------------
First Quarter 2003
----------------------------------------------------------------------
  Net sales to external customers                  $     -    $228.6
  Intersegment sales                                     -      28.3
----------------------------------------------------------------------
    Total sales                                          -     256.9

  Operating income (loss)                             (6.7)     17.2
  Depreciation                                           -      12.5
  Business consolidation and
   restructuring expenses                                -       0.7
  Capital expenditures                                   -       2.3
----------------------------------------------------------------------
(a) The Company does not allocate corporate expenses to its business segments.


Hexcel Corporation and Subsidiaries                            Table C
Schedule of Interest Expense
----------------------------------------------------------------------
                                                            Unaudited
                                                         -------------
                                                         Quarter Ended
                                                            March 31,
(In millions)                                              2004  2003
----------------------------------------------------------------------

Interest on debt instruments                              $11.1 $12.2
Banking, commitment and other fees                          0.4   0.5
Amortization of financing costs and discounts (non-cash)    0.9   1.0
----------------------------------------------------------------------
Interest Expense                                          $12.4 $13.7
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries                            Table D
Schedule of Other Expense, Net
----------------------------------------------------------------------
                                                           Unaudited
                                                         -------------
                                                        Quarter Ended
                                                           March 31,
(In millions)                                             2004   2003
----------------------------------------------------------------------

Gain from the de-mutualization of an insurance company    $ 0.6 $   -
Loss on early retirement of debt, net                      (0.7) (4.0)
----------------------------------------------------------------------
Other Expense, Net                                        $(0.1)$(4.0)
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries                            Table E
Schedule of Net Income (Loss) Per Common Share
----------------------------------------------------------------------
                                                           Unaudited
                                                         -------------
                                                         Quarter Ended
                                                           March 31,
(In millions, except per share data)                      2004   2003
----------------------------------------------------------------------

Basic net income (loss) per common share:
Net income (loss)                                        $ 8.1 $ (3.2)
Deemed preferred dividends and accretion                  (3.1)  (0.5)
----------------------------------------------------------------------
  Net income (loss) available to common shareholders     $ 5.0 $ (3.7)
----------------------------------------------------------------------
  Weighted average common shares outstanding              38.9   38.5

Basic net income (loss) per common share                 $0.13 $(0.10)
----------------------------------------------------------------------

Diluted net income (loss) per common share:
Net income (loss)                                        $ 8.1 $ (3.2)
Deemed preferred dividends and accretion                  (3.1)  (0.5)
----------------------------------------------------------------------
Net income (loss) available to common shareholders       $ 5.0 $ (3.7)
Plus: Deemed preferred dividends and accretion             3.1      -
----------------------------------------------------------------------
  Net income (loss) available to common shareholders plus
   assumed conversions                                   $ 8.1 $ (3.7)
----------------------------------------------------------------------

Weighted average common shares outstanding - Basic        38.9   38.5

Plus incremental shares from assumed conversions:
  Restricted stock units                                   0.4      -
  Stock options                                            1.8      -
  Convertible preferred stock                             49.8      -
----------------------------------------------------------------------
  Weighted average common shares outstanding - Dilutive   90.9   38.5
----------------------------------------------------------------------

Diluted net income (loss) per common share               $0.09 $(0.10)
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries                            Table F
Schedule of Net Debt
----------------------------------------------------------------------
                                                         Unaudited
                                                ----------------------
                                                March 31, December 31,
(In millions)                                      2004        2003
----------------------------------------------------------------------
Senior Secured Credit Facility, due 2008              $   0.5 $   4.0
European credit and overdraft facilities                  0.2     1.9
9.875% Senior secured notes, due 2008, net of
 unamortized discount of $1.1 at March 31, 2004 and
 December 31, 2003                                      123.9   123.9
9.75% Senior subordinated notes, due 2009, net of
 unamortized discount of $0.9 at March 31, 2004 and
 $1.0 at December 31, 2003 (a)                          320.7   328.5
7.0% Convertible subordinated debentures, due 2011       21.0    21.0
----------------------------------------------------------------------
Total notes payable                                     466.3   479.3
Capital lease obligations                                 4.0     4.1
----------------------------------------------------------------------
Total notes payable and capital lease obligations     $ 470.3 $ 483.4
----------------------------------------------------------------------

Cash and cash equivalents                                24.0    41.7
----------------------------------------------------------------------
Net Debt                                              $ 446.3 $ 441.7
----------------------------------------------------------------------
(a) Includes an increase of $1.6 million at March 31, 2004 and a decrease of $0.5 million at December 31, 2003 for derivative contracts under SFAS No. 133. During the fourth quarter of 2003, the Company entered into interest rate swap agreements for an aggregate notional amount of $100.0 million, effectively converting the fixed interest rate of 9.75% into variable interest rates.


    CONTACT: Hexcel Corporation
             Investors:
             Stephen C. Forsyth, 203-969-0666, ext. 425
             stephen.forsyth@hexcel.com
                 or
             Media:
             Michael Bacal, 203-969-0666, ext. 426
             michael.bacal@hexcel.com